================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 02549

                                    --------
                                    FORM 8-K
                                    --------


             Current Report Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (date of earliest event reported): August 13, 1997

                             CareMatrix Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                    0-19815                    04-3069586
---------------------------     ----------------------      ------------------
State or other jurisdiction     Commission File Number      IRS Employer
of incorporation                                            Identification No.


                                197 First Avenue
                          Needham, Massachusetts 02194
                    ----------------------------------------
                    (Address of principal executive offices)


                                 (617) 433-1000
                        -------------------------------
                        (Registrant's telephone number,
                              including area code)


================================================================================

Item 5.   Other Events.

     On August 13, 1997, the following press release was issued in connection with CareMatrix Corporation's issuance of convertible subordinated notes:

          "NEEDHAM, Mass., Aug. 13, 1997 -- CareMatrix Corporation (AMEX:CMD) today announced that it has sold $100 million of 6-1/4 percent convertible subordinated notes due August 15, 2004 in a private offering within the United States to qualified institutional investors and outside the United States to non-U.S. investors expected to close August 18, 1997. The Company has granted the initial purchasers a 30-day option to purchase up to an additional $15.0 million of notes to cover over-allotments, if any.

          The notes, which are non-callable for three years, will be convertible into a total of approximately 3,463,203 shares of common stock of the Company at a conversion price of $28.875 per share (3,982,684 shares if the initial purchasers' over-allotment option is exercised in full).

          The Company intends to use the net proceeds of the offering for general corporate purposes, including, but not limited to, capital expenditures and working capital and possible future acquisitions.

          The securities to be offered will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and, unless registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws."

                                 * * *

                              Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              CAREMATRIX CORPORATION



                              By: /s/ Robert M. Kaufman
                                  -------------------------
                                   Robert M. Kaufman
                                   Chief Executive Officer


Dated: August 18, 1997